Exhibit 2.3

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION

FOR

FISHER WALLACE LABORATORIES, INC.,

a Delaware corporation

The undersigned, Kelly Roman, hereby certifies as follows:

1.             He is the Chief Executive Officer of Fisher Wallace Laboratories, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation'').

2.             The first paragraph of Article Fourth of the Amended and Restated Certificate of Incorporation is hereby deleted and replaced with the following:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 11,100,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and (ii) 913,809 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

3.             The first sentence of the first paragraph of Section A of Article Fourth, of the Amended and Restated Certificate of Incorporation is hereby deleted and replaced with the following:

“7,100,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class A Voting Common Stock” and 4,000,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class B Non-Voting Common Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.”

4.             The amendment set forth herein shall become effective immediately upon the filing of this Certificate of Amendment.

5.             The amendment set forth herein has been duly approved and adopted by the Board of Directors of this corporation.

6.             The necessary number of issued and outstanding shares of capital stock of the Corporation required by statute was voted in favor of the amendment.

7.             Such amendment was duly adopted in accordance with the provisions of Section 243 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Fisher Wallace Laboratories, Inc, has caused this certificate to be signed by Kelly Roman, its Chief Executive Officer, this 3rd day of July, 2022.

Kelly Roman, CEO